Exhibit 10.4

MASTER NETTING AGREEMENT

Master Netting Agreement, dated as of August 6, 2004 (as amended, modified and supplemented from time to time, this “Master Agreement”) between CRIIMI Financing Co., Inc. (the “Counterparty”) and Deutsche Bank AG (“Deutsche Bank”).  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Section 13 hereof.

WITNESSETH:

WHEREAS, Deutsche Bank and the Counterparty have entered, or may from time to time enter, into transactions and Agreements to govern such transactions;

WHEREAS, Deutsche Bank and the Counterparty desire to (i) reduce operational expense and credit risk in respect of the Agreements and (ii) set forth the rights of each party to cause the termination or liquidation of Agreements in the event of the occurrence of certain circumstances affecting the other party.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Cross Margining

(A)  Calculation of Deficit and Excess

On each Business Day on which a transaction under any Agreement is outstanding, Deutsche Bank shall use reasonable efforts to determine whether there exists a Deficit or an Excess with respect to each Agreement and, if so, use reasonable efforts to determine the amount of each such Deficit or Excess, which amount shall be determined in accordance with the provisions of the relevant Agreement.

(B) Application of Excesses to Deficits

(i)  In the event that, on any Business Day, there is an Excess under any Agreement and a Deficit under any Agreement, Deutsche Bank shall, notwithstanding the minimum transfer provisions of any Agreement, apply the aggregate of such Excesses to reduce the aggregate of such Deficits (a) in the event that such Excess does not include any Positive Exposure in the Swap Agreement, by transferring such Excesses (to the extent of such Deficits) to satisfy the obligations of Counterparty under the other Agreement and (b) in the event that such Excess includes Positive Exposure, by crediting on its records such Positive Exposure. In the event any such transfer or application of Positive Exposure is made, Deutsche Bank shall determine in its discretion the priority within or among one or more DB Entities for application of Excesses to reduce Deficits.

Such transfers (if any) shall be deemed to be, as the case may be, (x) a delivery by the DB Entity having such Excess to the Counterparty of (i) a return of excess collateral posted to such DB Entity pursuant to the relevant Agreement, or (ii) Cash Collateral and (y) a simultaneous delivery by the

Counterparty to the DB Entity having such Deficit as a delivery of collateral in accordance with the terms of the relevant Agreement.

If after giving effect to any such application (i) any Deficit remains, Counterparty shall transfer collateral in the amount of the remaining Deficit to the Relevant DB Entity in accordance with the provisions of the relevant Agreement or (ii) any Excess remains unapplied, Deutsche Bank on behalf of the Relevant DB Entity shall return collateral in the amount of such unapplied Excess to Counterparty in accordance with the provisions of the relevant Agreement; provided, that for purposes of this subsection (ii), it is understood that no collateral shall be returned if and to the extent that the unapplied Excess is based upon a Positive Exposure.

2.                                      Termination of the Agreements

(A)  Termination Events

Deutsche Bank and the Counterparty hereby agree that if a Termination Event shall occur with respect to any Agreement, then all (but not less than all) of the Agreements shall be deemed to be terminated simultaneously with the first Agreement.

(B)  Termination Amounts

(i)  Upon the occurrence of a Termination Event, with respect to each Agreement, Deutsche Bank shall determine the amount of the Deficit Termination Amount or Excess Termination Amount, as applicable, by (a) calculating the termination amount in accordance with the provisions of the relevant Agreement, or (b) if no such provisions are specified, by following such procedures Deutsche Bank determines are commercially reasonable and in accordance with industry practice.  Deutsche Bank shall provide notice to the Counterparty of any Deficit Termination Amount, Excess Termination Amount or any reduction or set-off pursuant to this Section 2(B).

(ii)  Notwithstanding anything to the contrary in any of the Agreements, in the event Deutsche Bank on the date on which the Agreements terminate because of a Termination Event (the “Termination Date”) determines there exists both Excess Termination Amounts and Deficit Termination Amounts, such Excess Termination Amounts shall be reduced by and set-off against Deficit Termination Amounts and the obligations under each of the relevant Agreements shall be deemed discharged and satisfied in all respects to the extent they are so set-off.  In the event any such set-off is made, Deutsche Bank shall determine in its discretion the priority within Deutsche Bank for application of Excess Termination Amount to reduce Deficit Termination Amounts.

(iii) If after giving effect to any such set-off, (a) the sum of the Deficit Termination Amounts exceeds the Excess Termination Amounts, the Counterparty shall pay to the Relevant DB Entity the amount of such excess, or (b) the sum of the Excess Termination Amounts exceeds the Deficit Termination Amounts, Deutsche Bank on behalf of the Relevant DB Entity shall pay to the Counterparty the amount of such excess.  The excess amount calculated as being payable in accordance with the preceding sentences shall be due on the first Business Day after the Termination Date.  Such amount shall be payable by the relevant party together with (to the extent permitted under applicable law) interest thereon from, and including, the Termination Date, but excluding, the date of payment at the overnight federal funds rate from time to time in effect calculated on the basis of a year of 360 days and paid for actual days elapsed.

(iv) If the exercise of any right to reduce and set-off pursuant to this Master Agreement shall be avoided or set aside by a court or shall be restrained, stayed or enjoined under applicable law, the obligations in respect thereof shall be reinstated or, in the event of restraint, stay or injunction, preserved in at least the amounts as of the date of restraint, stay or injunction between the applicable DB Entities, on the one hand, and the Counterparty on the other, until such time as such restraint, stay or injunction shall no longer prohibit exercise of such right.

(C)  Collateral

(i) Subject to the limitations set forth in any of the Agreements, upon the occurrence of a Termination Event, Deutsche Bank (a) shall have all rights and remedies available to a secured party under applicable law with respect to the Collateral, (b) may take any action to effect the collection of amounts owing from the Counterparty with respect to any Collateral, including any remedies available in respect of any security for such amounts, and (c) without prior notice to or demand upon the Counterparty, may liquidate all or any part of the Collateral in a commercially reasonable manner with the proceeds of such liquidation constituting additional Collateral hereunder.

(ii)  Proceeds of any sale or other disposition of all or any part of the Collateral shall be applied, in the following order:

(a)                                  first, to the payment of the reasonable costs and expenses (including without limitation attorneys’ fees and expenses but excluding consequential damages and any lost profit or opportunity) incurred in collecting or liquidating any Collateral, or in otherwise enforcing any of the rights hereunder;

(b)                                 second, to the payment of Secured Obligations owing to Deutsche Bank, until such amounts have been paid in full; and

(c)                                  third, to the payment to the Counterparty of any surplus then remaining from such proceeds together with any unsold Collateral.

If the proceeds of sale or other disposition of the Collateral are insufficient to pay in full all expenses and other amounts described above, then Deutsche Bank shall determine to which of such expenses or other amounts, as the case may be, such proceeds shall be applied (taking into account the priority therefor), and the Counterparty shall remain liable to the DB Entities for any deficiency.  Deutsche Bank shall provide notice within two (2) Business Days to the Counterparty of any such application.

3.                                      Discharge of Obligations Under the Agreements

Upon payment in full by the Counterparty or Deutsche Bank, as the case may be, of all amounts specified in Section 2 hereof, all obligations of the Counterparty and Deutsche Bank under the Agreements shall be satisfied in all respects and no further payments shall be due and owing from Deutsche Bank and the Counterparty in respect of the Agreements.

4.                                      Non-Exclusive Remedies

The parties hereto agree that the terms and provisions set forth in this Master Agreement are not exclusive and nothing herein shall prevent either party hereto from exercising any right such party may have under the Agreement or other agreement to cause the termination, liquidation or acceleration of any Agreement to exercise any right under any security relating to any Agreement or any right to net or set-off payments which may arise under any Agreement or other agreement or under applicable law.

5.                                      Master Agreement

This Master Agreement, together with each Agreement and any supplements, modifications or amendments hereto or thereto, shall constitute a single business and contractual relationship among the parties with respect to the subject matter hereof.

6.                                      Cross Default

In addition to and not in limitation of any other provision hereof, each party to this Master Agreement agrees that, upon the occurrence of any Termination Event or the occurrence or existence of a default, event of default or other similar condition or event with respect to any agreement between the Counterparty or any of its Affiliates, on the one hand, and Deutsche Bank or any of its Affiliates, on the other, then the non-defaulting party shall have the right, but not the obligation, to (a) liquidate any Transaction or terminate any Agreement, (b) reduce any amounts due and owing to it under any Transaction by setting off against such amounts any amounts due and owing to it by the other party or its Affiliates, or (c) treat all security for, and all amounts due and owing to the defaulting party or its affiliates under any Transaction as security for all transactions between the defaulting party or any of its Affiliates and the non-defaulting party or any of its affiliates.

7.                                      Security Interest

(i)  The Counterparty hereby pledges, assigns, conveys and transfers to Deutsche Bank, individually and collectively, a security interest in and to, and general lien upon, the Collateral to secure ratably the prompt and complete payment when due of the Secured Obligations (which security interest shall be subordinate only to the security interest, if any, in favor of Deutsche Bank with respect to particular amounts of Collateral under or in respect of the relevant Agreements), provided that, at any time prior to the occurrence of a Termination Event, or a Specified Condition (as set forth in the ISDA Credit Support Annex described in Schedule I annexed hereto) (a) if Collateral is at the time an Excess, (b) there are no Deficits to which such Excess may be applied pursuant to this Master Agreement and (c) no other restrictions on such return then exist (whether under applicable law, any Agreement or otherwise), then, at the request of the Counterparty, such Collateral shall be returned to Counterparty, free of the lien created hereby.  The DB Entities’ rights against the Collateral provided hereunder shall be absolute and subject to no counterclaim, set-off, deduction or defense in favor of Counterparty, except as contemplated herein and in the Agreements.

(ii)  So long as this Master Agreement is in effect, the Counterparty covenants with respect to Collateral pledged by it that it shall (a) defend the Collateral from and against the claims and demands of all parties other than Deutsche Bank, (b) keep such Collateral free and clear from all security interests, liens or other encumbrances except the security interests, liens or other encumbrances created by the Agreements or hereunder, (c) notify Deutsche Bank promptly of any change in its address specified previously, and (d) execute and deliver to Deutsche Bank, and appoints Deutsche Bank as its attorney-in-fact, coupled with an interest to execute and deliver such financing statements, assignments and other instruments and documents and do such other things relating to the Collateral as Deutsche Bank may reasonably deem necessary or desirable for the purpose of obtaining the full benefit for Deutsche Bank of this Master Agreement and the rights and powers granted hereunder.  Notwithstanding anything to the contrary contained in this Master Agreement, unless a Termination Event shall have occurred and be continuing, Counterparty (i) shall have the rights relating to direct the exercise of all voting, consent and other control rights with respect to Purchased Securities (as defined in the Repurchase Agreement) and as described in Section 7(e) of the Repurchase Agreement and (ii) Income with respect to Purchased Securities (as defined in the Repurchase Agreement) shall be paid in accordance with Section 5 of the Repurchase Agreement.

(iii)  The Counterparty represents and warrants, and shall be deemed to represent and warrant as of the time it enters into any Transaction and as of the time it delivers or pledges any Collateral hereunder, to Deutsche Bank that (a) the DB Entities have a valid and enforceable security interest in, and lien on, the Collateral on behalf of, and for the benefit of, the DB Entities, (b) the Counterparty has the right to pledge the Collateral as set herein and (c) except for security interests or encumbrances in favor of the DB Entities, no person has (or, in the case of after-acquired Collateral, at the time Counterparty delivers or pledges rights therein, will have) any right, title, claim or interest (by way of lien, mortgage, pledge, charge, security interest or other encumbrance, or otherwise) in, against or to the Collateral.

(iv)  The Counterparty and Deutsche Bank each agrees that all property credited to a securities account on the books of Deutsche Bank shall be treated as a “financial asset” for purposes of Article 8 of the Uniform Commercial Code as in effect in the State of New York.

(v)  The Counterparty and each DB Entity acknowledge that each transfer of Collateral hereunder is a transfer under a “swap agreement”, within the meaning of Section 546(g) of the U.S. Bankruptcy Code.

8.                                      Counterparty Acknowledgment

The Counterparty hereby acknowledges that any such transfers, determinations or set-off made by Deutsche Bank hereunder shall be made by Deutsche Bank in a manner to minimize its regulatory capital costs and economic risks and the impact on it of any insolvency or bankruptcy of the Counterparty (including, without limitation, application of any safe harbor provisions for financial Agreements under the U.S. Bankruptcy Code, as amended or other applicable insolvency laws).

9.                                      Representations and Warranties

Each party hereto represents and warrants to the other party as follows:

(i)  it has full power and authority to execute and deliver this Agreement and each Agreement and to perform and observe the provisions hereof and thereof;

(ii)  the execution, delivery and performance of this Agreement and each Agreement either have been or will be, prior to entering into each Agreement, duly authorized by all necessary corporate action and do not and will not contravene any requirement of law or any Agreement restriction or agreement binding on or affecting such party or its assets; and

(iii)  this Agreement has been, and each Agreement has been or will be at the time it is entered into, duly and properly executed and delivered by such party and constitutes and will constitute the legal, valid and binding obligation of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

10.                               Notices

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Schedule II hereto (or in the case of an additional DB Entity added hereunder pursuant to Section 14(A), at the address specified in the relevant notice) or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.  A copy of all notices, consents, approvals and requests directed to the Counterparty (other than confirmations under the Swap Agreement) shall be delivered concurrently to the following:  Bilzin Sumberg Dunn Baena Price & Axelrod LLP, 2500 First Union Financial Center, Miami, Florida 33131, Facsimile No. (305) 374-7593, Attention: Brian L. Bilzin, Esq.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 10.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 10 may elect to waive any deficiencies and treat the notice as having been properly given.

11.                               Amendments

No amendment, modification, supplement or waiver in respect of this Agreement will be effective unless in writing and signed by each of the parties.

12.                               Enforceability; Entire Agreement

This Master Agreement, together with the Agreements, shall constitute the entire and exclusive understanding and agreement by the parties with respect to the matters addressed herein.  Each Agreement shall remain in full force and effect and shall not be affected by this Master Agreement except to the extent provided herein.  In the event of any inconsistency between the terms of this Master Agreement and any Agreement, the terms of this Master Agreement shall prevail.  To the extent that this Master Agreement is not enforceable as to any Agreement, this Master Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Agreements.

13.                               Defined Terms

As used in this Master Agreement, the following words and phrases shall have the following meanings ascribed thereto:

“Affiliate” means, in relation to Deutsche Bank, (i) any entity controlled, directly or indirectly, by the person, (ii) any entity that controls, directly or indirectly, the person or (iii) any entity under common control with the person.  For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” means the Swap Agreement, the Repurchase Agreement and any other agreement between the Counterparty and a DB Entity identified on Schedule I hereto below and any other agreement designated by a party and accepted in writing by the other parties (including terms and conditions incorporated by reference therein, and any master agreement together with all supplements and confirmations thereunder), and any related security agreements (other than this Master Agreement), as the same may be supplemented or amended from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Cash Collateral” shall mean cash transferred as collateral for all or a portion of an Excess in circumstances where the Agreement giving rise to such Excess does not provide for the posting or return of collateral by either the relevant DB Entity or the Counterparty.  The interest rate and all other terms relating to such transfer of Cash Collateral shall be specified by Deutsche Bank at the time of making such transfer.

“Collateral” refers individually and collectively to all right, title and interest of the Counterparty in and to all of the following (whether now owned or hereafter acquired by the Counterparty):  (i) the Agreements, (ii) all amounts owing to the Counterparty under the Agreements and hereunder; (iii) each deposit, custody or other account maintained with Deutsche Bank and all amounts and property from time to time credited to each such account; (iv) any property pledged by Counterparty to Deutsche Bank under any Agreement (howsoever held); and (vi) all powers and rights of the Counterparty now or hereafter acquired by the Counterparty, including rights of enforcement, under any or all of the foregoing.

“DB Entity” means each and every one, singularly or collectively, of the following entities, as required to suit the context:  (i) Deutsche Bank AG, Head Office, and the Cayman Island, New York, London, Tokyo, Singapore, Brussels, Paris and Sydney Branches of Deutsche Bank AG, (ii) Deutsche Bank Securities Inc. and (iii) any other Branch or Affiliate of Deutsche Bank that becomes a DB Entity pursuant to Section 14(A) of this Master Agreement, collectively.

“Deficit” means, at any time and in each case expressed in U.S. Dollars or the U.S. Dollar Equivalent:  (a) with respect to the Swap Agreement, the Delivery Amount (as such term is defined in, and determined in accordance with, the Swap Agreement) in respect of Counterparty, if any, at such time; (b) with respect to the Repurchase Agreement, the Margin Deficit (as such term is defined in, and determined in accordance with, the Repurchase Agreement), if any, at such time; and (c) with respect to any other Agreement, the amount of collateral, if any, required to be delivered by Counterparty at such time to the Relevant DB Entity pursuant to the terms of such Agreement.

“Deficit Termination Amount” means, at any time and in each case expressed in U.S. Dollars or the U.S. Dollar Equivalent:  (a) with respect to the Swap Agreement, the amount, if any, calculated as payable by Counterparty to the Relevant DB Entity pursuant to Section 6(e) of the Swap Agreement as a result of the occurrence or deemed occurrence of an Early Termination Date in respect of all transactions thereunder; (b) with respect to the Repurchase Agreement, the amount, if any, payable by Counterparty to the Relevant DB Entity as a result of the occurrence or deemed occurrence of the Repurchase Date in respect of all Transactions thereunder less the market value of the Purchased Securities held by the Relevant DB Entity thereunder; and (c) with respect to any other Agreement, the amount, if any, payable by Counterparty to the Relevant DB Entity as a result of the termination of such Agreement.

“Deutsche Bank” means any one or more DB Entities and/or any one or more Affiliates thereof, as required to suit the context.

“Excess” means, at any time and in each case expressed in U.S. Dollars or the U.S. Dollar Equivalent, (a) with respect to the Swap Agreement, (i) the Return Amount (as such term is defined in, and determined in accordance with, the Swap Agreement) in respect of Counterparty, if any, at such time and / or (ii) the Positive Exposure, if any, at such time, as the case may be; (b) with respect to the Repurchase Agreement, the excess, if any, of (i) the aggregate Market Value at such time of all of such Purchased Securities (as each such term is defined in, and determined in accordance with, the Repurchase Agreement) over (ii) the Buyer’s Margin Amount at such time for the Transactions relating to all of the Purchased Securities; provided, that with respect to the Eligible GNMA Securities (as such term is defined in the Repurchase Agreement) the Buyer’s Margin Percentage for purpose of this Master Agreement only shall be 115.6069% and (c) with respect to any other Agreement, the amount of collateral, if any, required to be returned to Counterparty at such time by the Relevant DB Entity pursuant to the terms of such Agreement.

“Excess Termination Amount” means, at any time and in each case expressed in U.S. Dollars or the U.S. Dollar Equivalent:  (a) with respect to the Swap Agreement, the amount, if any, calculated as payable by the Relevant DB Entity to Counterparty pursuant to Section 6(e) of the Swap Agreement as a result of the occurrence or deemed occurrence of an Early Termination Date in respect of all transactions thereunder; (b) with respect to the Repurchase Agreement, the amount, if any, payable by the Relevant DB Entity to the Counterparty as a result of the occurrence or deemed occurrence of the Repurchase Date in respect of all Transactions thereunder; and (c) with respect to any other Agreement, the amount, if any, payable by the Relevant DB Entity to Counterparty as a result of the termination of such Agreement.

“Positive Exposure” means, at any given time that it is calculated, the amount, if any, that would be payable to the Counterparty by Deutsche Bank pursuant to Section 6(e)(ii)(2)(A) of the Swap Agreement as if all Transactions under the Swap Agreement were being terminated as of such time, provided, that Market Quotation (as defined in the Swap Agreement) will be determined by Deutsche Bank in respect of any Transaction type (including, without limitation, equity-related option)

using its good faith estimate at mid-market of the amounts that would be payable for Replacement Transactions (as that term is defined in the definition of “Market Quotation”) and the foregoing determination shall be subject to Paragraph 5 of the Credit Support Annex to the Swap Agreement in the event of a dispute.

“Relevant DB Entity” means, with respect to any Agreement, the DB Entity that is party thereto.

“Repurchase Agreement” means the Master Repurchase Agreement dated as of June 30, 2004 between Counterparty and Deutsche Bank AG, Cayman Island Branch.

“Swap Agreement” means the ISDA Master Agreement dated as of the date hereof between Counterparty and Deutsche Bank AG, New York Branch, together with the schedules thereto.

“Secured Obligations” means all obligations of the Counterparty under the Agreement and hereunder.

“Termination Date” shall be the date of or as specified in the notice given pursuant to Section 2(A).

“Termination Event” means (i)  a default, event of default or termination event under any Agreement shall occur and be continuing and the Non-Defaulting Party reasonably believes that the Defaulting Party is unable or unwilling to cure such default; or (ii) the Defaulting Party otherwise (1) is dissolved; (2) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for the winding-up or liquidation of the party, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for the winding-up or liquidation of the party or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up or liquidation; (6) seeks or becomes subject to the appointment of an administrator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (6) has occurred and is continuing); (7) any event occurs with respect to the party which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (6) (inclusive); or (8) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Transaction” means a transaction between the Counterparty and a DB Entity that is governed by an Agreement.

“U.S. Dollar Equivalent” of an amount, as of any date, means: (i) in respect of an amount denominated in U.S. Dollars, such amount; and (ii) in respect of any amount denominated in a currency, including a composite currency such as ECU, other than U.S. Dollars (an “Other Currency”), the amount expressed in U.S. Dollars, as determined by Deutsche Bank, that would be required to purchase or sell, as appropriate, such amount of such Other Currency as of such date with U.S. Dollars at the rate equal to the spot exchange rate of a foreign exchange agent (selected in good faith by Deutsche Bank) at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) or such later time as Deutsche Bank in its reasonable good faith discretion shall determine.

14.                               Miscellaneous

(A)  Additional DB Entities

Deutsche Bank and the Counterparty agree that any other Branch or Affiliate of Deutsche Bank designated by Deutsche Bank to become a “DB Entity” pursuant to this Master Agreement shall become a DB Entity hereunder upon notice by Deutsche Bank to the Counterparty (any such notice to include the information referred to in Section 10).

(B) Headings and Subheadings.

The headings and subheadings of this Master Agreement are for convenience of reference only, and shall not affect the meaning or construction of any provision hereof.

(C) Governing Law and Jurisdiction.

THIS MASTER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE.  DEUTSCHE BANK AND THE COUNTERPARTY AGREE THAT ANY APPROPRIATE STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY CASE OR CONTROVERSY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND SHALL BE A PROPER AND CONVENIENT FORUM IN WHICH TO ADJUDICATE SUCH CASE OR CONTROVERSY.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IS HEREBY WAIVED.

(D)  Counterparts, Etc.

This Master Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument, all such counterparts together shall constitute but one and the same agreement.  Neither this Master Agreement nor any terms hereof may be changed, waived or terminated unless such change, waiver or termination is in writing signed by Deutsche Bank and the Counterparty.  No failure or delay on the part of Deutsche Bank or the Counterparty in exercising any right, power or privilege hereunder or under any Agreement shall operate as a waiver thereof.  The rights, powers, and remedies herein are cumulative and not exclusive of any rights, powers, and remedies herein or any other Agreement or any other rights which a party may otherwise have.

(E) Bankruptcy.

The parties hereto agree and acknowledge that each Agreement is a “repurchase agreement,” “swap agreement,” “securities contract,” “forward contract” or “commodity contract”, that all obligations of the parties thereunder and hereunder are obligations to make “margin Payments” or “settlement payments”, that all such agreements, contracts and payments are made in consideration of each other, and that all such payments due from a party or parties to the other “margin,” “guarantee” and “secure” all such payments due to such party or parties from the other, in each case within the meaning of the U.S. Bankruptcy Code.  The parties also agree that this Master Agreement is a “netting contract” within the meaning of the Federal Deposit Insurance Corporation Improvement Act of 1991.

(F) Successors and Assigns

DeutscheBank and Counterparty hereby agree that this Master Agreement shall extend to and be binding upon all of the parties hereto (whether now existing or hereafter added) and their respective successors and permitted assigns.  This Master Agreement shall not be assigned by Deutsche Bank (other than to a DB Entity) without the prior written consent of Counterparty except that Deutsche Bank may without the prior written consent of Counterparty transfer this Master Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its assets to, another entity (but without prejudice to any other right or remedy under this Master Agreement).

(G) Termination.

This Master Agreement, including the security interests granted hereby, shall terminate upon satisfaction by Counterparty of all of its obligations to Deutsche Bank under all Agreements.  This Master Agreement shall terminate if any of the Agreements is assigned by Deutsche Bank to a non-DB Entity in violation of this Master Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CRIIMI FINANCING CO., INC.

By:	/s/ Mark Libera
Title:	Acting General Counsel/VP

DEUTSCHE BANK AG

By:	/s/ Kathleen Yohe
Title: Vice President

By:	/s/ Carlo-Edoardo Cohen
Title: Vice President & Counsel

SCHEDULE I

Schedule of Agreements Between Deutsche Bank and Counterparty,

as each such Agreement is amended, modified or supplemented from time to time

Deutsche Bank AG- Cayman Islands Branch

Master Repurchase Agreement dated as of June 30, 2004 (the “Repurchase Agreement), together with Annexes, Exhibits and Schedules thereof.

Deutsche Bank AG- New York Branch

ISDA Master Agreement (Multicurrency-Cross Border) dated as of August 6, 2004 (the “Swap Agreement”) including the schedule thereto and the Credit Support Annex dated as of August 6, 2004 (“Credit Support Annex”).

SCHEDULE II

ADDRESSES FOR NOTICES

Counterparty:

CRIIMI Financing Co., Inc.

11200 Rockville Pike, Suite 400,

Rockville, MD  20852

Attn:  General Counsel

Tel:  301-255-0676

Fax:  301-255-0620

Deutsche Bank

Deutsche Bank AG, New York Branch

60 Wall Street

New York, New York 10005

USA

Attention:  Swap Group

Tel:  (212) 474 8000

Fax:  (212) 474-6753

Telex:  429166

Answerback:  DEUTNYK